Exhibit 99.2

YRC WORLDWIDE INC.

SUMMARY OF PRINCIPAL TERMS OF PROPOSED RESTRUCTURING

April 21, 2011

This following Summary of Principal Terms (the “Term Sheet”) provides an outline of the non-binding agreement in principle that has been reached with respect to the proposed restructuring of YRC Worldwide Inc. and its subsidiaries (“YRC” or the “Company”) pursuant to an out-of-court restructuring transaction (the “Restructuring”). The parties do not intend to be bound to any of the terms contained herein unless and until they enter into definitive documentation regarding the subject matter of such items as summarized in this Term Sheet. This Term Sheet does not constitute (nor will it be construed as) an offer with respect to any securities, it being understood that such an offering, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. This Term Sheet represents settlement discussions and is subject to FRE 408 and other applicable rules of evidence.

Overview	•	The purpose of the Restructuring is to deleverage the Company’s balance sheet, provide the Company with ample liquidity with which to operate and grow its businesses and position the Company to achieve long-term success for the benefit of its customers, employees, creditors and shareholders. The Restructuring will be implemented through certain transactions (the “Transactions”) described herein, including, among other things: (i) an amendment and restatement of that certain Credit Agreement, dated as of August 17, 2007, by and among YRC Worldwide Inc., as borrower, the other borrowers thereto, JPMorgan Chase Bank, National Association, as administrative agent (the “Agent”) and the lenders (the “Lenders”) party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); (ii) replacing that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, with certain domestic subsidiaries of YRC Worldwide Inc. and YRC Worldwide Inc. as guarantor (as amended, supplemented or otherwise modified from time to time, the “ABS Facility”) with a new asset based loan facility (the “ABL Facility”); (iii) an amendment of that certain Contribution Deferral Agreement, dated as of June 17, 2009, as amended, supplemented or otherwise modified from time to time (the “Pension Note”) and (iv) conversion of approximately $165 million of the Company’s debt ultimately into the new common stock of the reorganized Company (the “New Common Stock”).

Creditors of YRC	•	Credit Agreement Claims ((i) – (iv) below collectively being the “Credit Agreement Claims” and (ii) – (iv) below collectively being the “Non-LC Credit Agreement Claims”) estimated as of June 30, 2011:[1]

(i) Letters of Credit Claims: Claims with respect to approximately $483 million of outstanding letters of credit (the “LCs”) issued under the revolving credit facility under the Credit Agreement (the “LC Claims”

[1]	The claim amounts for the Credit Agreement Claims set forth above assume cash pay downs prior to June 30, 2011 resulting from asset sales projected by the Company to occur prior to June 30, 2011. The claim amounts set forth above will change depending on the actual pay downs that occur.

and the underlying facility, the “LC Facility”).

(ii) Term Loan Claims: Approximately $247 million in principal amount of outstanding term loans issued under the Credit Agreement.

(iii) Revolving Credit Claims: Approximately $134 million in principal amount of outstanding loans issued under the revolving credit facility under the Credit Agreement.

(iv) Deferred Interest and Fees Claims: Approximately $166 million of deferred interest and fees due and outstanding under the Credit Agreement, including with respect to the LC Facility.

	•	ABS Facility Claims: Approximately $235 million in principal amount of loans and commitments, including obligations with respect to issued letters of credit, outstanding under the ABS Facility estimated as of June 30, 2011 (the “ABS Facility Claims”).

	•	6% Convertible Notes Claims: Approximately $70 million in principal amount of notes outstanding issued pursuant to that certain note purchase agreement, dated as of February 11, 2010, as amended, supplemented or otherwise modified from time to time (the “6% Convertible Notes Claims”).

	•	3.375% Contingent Convertible Senior Note Claims: Approximately $1.6 million in principal amount of notes outstanding issued pursuant to that certain indenture, dated December 31, 2004, among the Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time (the “3.375% Convertible Notes Claims”).

	•	5.0% Contingent Convertible Notes Claims: Approximately $269,000 in principal amount of notes outstanding issued pursuant to that certain indenture, dated as of December 31, 2004, among the Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time (the “5.0% Convertible Notes Claims” and, collectively, with the 6% Convertible Notes Claims and the 3.375% Convertible Notes Claims, the “Convertible Notes Claims”).

	•	Pension Note: As of June 30, 2011, approximately $152 million in principal amount and interest relating to the Pension Note, which is secured by certain owned real estate collateral.

Structure of Transaction	•	Lender Treatment:
(a)

LC Facility: On the Closing Date (defined below), the LC Facility and outstanding letters of credit will remain in place on their current terms as part of the Amended Term Loan (as defined below); provided, however, the LC Facility shall have an interest rate of 7.5% per annum payable in cash.[2] All obligations with respect to the LC Facility will remain unaffected and all LCs will remain outstanding according to their current

[2]	Any amounts funded on account of the LCs shall become loans under the Amended Term Loan.

terms and the Company will be able to renew, continue or extend such LCs in accordance with the terms of the LC Facility. No new LCs may be issued under the LC Facility other than any LC issued substantially concurrently with the termination or cancellation of any existing LC and so long as the aggregate drawable amount of all LCs shall not increase after giving effect to the issuance of such new LC.

(b) Credit Agreement Claims: On the Closing Date, in exchange (the “Exchange Offer”) for the Credit Agreement Claims, Lenders will receive: (i) 72.5% of the New Common Stock,[3] subject to dilution on account of the Management Incentive Plan (as defined below) and the New Convertible Secured Notes (as defined below), (ii) $140 million of Restructured Convertible Secured Notes,[4] and (iii) loans under the Amended Term Loan, which loans will be in the initial principal amount of the Non-LC Credit Agreement Claims minus $305 million (approximately $242 million using estimated June 30, 2011 amounts (including projected pay downs from asset sales)) (the “New Term Loan Amount”).[5]

•	Treatment of ABS Facility Claims: On the Closing Date, the Company will satisfy in full in cash all ABS Facility Claims with the proceeds of the ABL Facility.

•	Treatment of Convertible Notes Claims: To remain outstanding.

•	Treatment of Pension Note: On the Closing Date, the Pension Note will be amended to (i) extend the maturity until March 31, 2015, (ii) defer any accrued interest and fees as of the Closing Date until maturity, (iii) provide for contract rate cash interest[6] (including on deferred amounts) beginning on the Closing Date and (iv) eliminate any mandatory amortization payments (other than in connection with permitted sales of the collateral securing the Pension Note, pursuant to which the Pension Fund Entities (as defined in the Credit Agreement) shall have a first lien). The Pension Note will retain a first lien on the assets that constitute its current first lien collateral and a third lien on the assets that constitute its current second lien collateral. The above-described treatment of the Pension Note shall be documented and executed pursuant to an agreement between the Company and all the Pension Fund Entities (the “Pension Note Extension Agreement”).

•	Treatment of Old Equity: After giving effect to the Restructuring, holders of Old Equity will own 2.5% of the New Common Stock, subject to dilution on

[3]	The New Common Stock will be initially issued as New Convertible Preferred Stock, allocated among the holders of Credit Agreement Claims on a pro rata basis, which will automatically convert into New Common Stock upon consummation of the Merger (as defined below).
[4]	The Restructured Convertible Secured Notes shall be allocated among the holders of Non-LC Credit Agreement Claims on a pro rata basis.
[5]	The Amended Term Loan shall be allocated among the holders of Non-LC Credit Agreement Claims on a pro rata basis.
[6]	The interest rate will be consistent with applicable fund documentation in effect on February 28, 2011.

account of the Management Incentive Plan and the New Convertible Secured Notes.

	•	Employee Distribution: On the Closing Date, the Company will issue New Convertible Preferred Stock convertible into 25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes, to a new International Brotherhood of Teamsters (“IBT”) Employee Stock Trust, and the Company will enter into a new stock plan (the “IBT Employee Plan”) with respect to such New Common Stock for IBT employees.[7]

Restructured Convertible Secured Notes	•	$140 million in aggregate principal amount of new convertible secured notes (the “Restructured Convertible Secured Notes”) will be issued under an indenture (the “Restructured Convertible Secured Notes Indenture”), pursuant to a registration statement, which includes the following terms, among others: (i) convertible at the holder’s option on and after the second anniversary of the Closing Date into New Common Stock at a conversion price based on a pre-conversion $400 million equity valuation; (ii) a lien on substantially all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the Restructured Convertible Secured Notes shall also be junior to (a) the first liens securing the Pension Note solely with respect to the collateral securing the Pension Note, (b) the liens securing the ABL Facility solely with respect to the collateral securing the ABL Facility and (c) other permitted liens (to be mutually agreed) and equal and ratable only with the liens securing the New Money Convertible Secured Notes (as defined below); (iii) maturity date of March 31, 2015; (iv) an interest rate of 10% per annum, which shall be paid in kind on a semi-annual basis; (v) callable at par plus accrued interest; (vi) registration rights; (vii) votes as equity on an as converted basis; and (viii) other market terms.

Amended Term Loan	•	The existing term loan under the Credit Agreement shall be amended (the “Amended Term Loan”). Initially, the Amended Term Loan will be in the aggregate principal amount of the New Term Loan Amount. The Amended Term Loan will include the LC Facility.

	•	The Amended Term Loan will contain the following terms, among others: (i) a first priority lien on all collateral currently securing the Credit Agreement (except that the liens securing the Amended Term Loan shall be junior to (a) the first liens securing the Pension Note solely with respect to the collateral securing the Pension Note, (b) the liens securing the ABL Facility solely with respect to the collateral securing the ABL Facility and (c) other permitted liens to be mutually agreed) and pari passu with no other liens except the liens securing the LC Facility; (ii) an interest rate of 10% per annum payable in cash on a monthly basis; (iii) maturity date of March 31, 2015; (iv) 75% of asset sale net cash proceeds received by the Loan Parties (as defined in the Credit Agreement) shall be used to pay down the Amended Term Loan and collateralize the LCs on a pro

[7]	The New Convertible Preferred Stock will automatically convert into New Common Stock upon consummation of the Merger.

rata basis (subject to certain exceptions to be mutually agreed); and (v) other terms similar to term loans issued under the Credit Agreement.

	•	Pursuant to the Credit Agreement Amendment, the revolving credit facility under the Credit Agreement will be terminated as of the Closing Date.

New Money Convertible Secured Notes	•	The Company will offer (the “New Money Convertible Secured Notes Offering”) to eligible holders of Credit Agreement Claims, pursuant to a registration statement, $100 million in aggregate principal amount of new convertible secured notes (the “New Money Convertible Secured Notes” and together with the Restructured Convertible Secured Notes, the “New Convertible Secured Notes”) under an indenture (the “New Money Convertible Secured Notes Indenture”) that includes the following terms, among others: (i) convertible at the holder’s option at any time into New Common Stock at a conversion price based on a pre-conversion $118 million equity valuation; (ii) a lien on substantially all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the New Money Convertible Secured Notes shall also be junior to (a) the first liens securing the Pension Note solely with respect to the collateral securing the Pension Note, (b) the liens securing the ABL Facility solely with respect to the collateral securing the ABL Facility and (c) other permitted liens to be mutually agreed) and equal and ratable only with the liens securing the Restructured Convertible Secured Notes; (iii) maturity date of March 31, 2015; (iv) an interest rate of 10% per annum, which shall be paid in kind on a semi-annual basis; (v) registration rights; (vi) non-callable through maturity; (vii) votes as equity on an as converted basis; and (viii) other market terms.

	•	All holders of Credit Agreement Claims will have the opportunity to purchase the New Money Convertible Secured Notes on a pro rata basis.

ABL Facility	•	The Company will refinance the ABS Facility with the ABL Facility, which shall be secured by a first lien on the accounts receivables, which would have been subject to sale under the ABS Facility and related assets.

Merger	•	Promptly following the closing of the Exchange Offer, the Company shall file a proxy statement with the SEC for the solicitation of votes to approve a merger (the “Merger”), pursuant to which a wholly owned subsidiary of YRC shall merge into YRC, with YRC being the surviving corporation and having an amended and restated certificate of incorporation with sufficient authorized shares of New Common Stock to permit conversion of the New Convertible Preferred Stock and the New Convertible Secured Notes into shares of New Common Stock, and further permitting the New Convertible Secured Notes to vote on an “as converted” basis with the Common Stock to the fullest extent permitted by law. The New Convertible Preferred Stock shall be permitted to vote on the Merger together with the existing Common Stock, voting together as one class.

New Preferred and Common Stock	•	The New Convertible Preferred Stock and the New Common Stock shall be issued pursuant to a registration statement and the Company will use commercially reasonable efforts to cause the listing of the New Common Stock on at least one of the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System as soon as practicable after the Closing Date. Registration rights will be available to holders of securities that are, or are convertible into, 10% or more of the New Common Stock. The New Convertible Preferred Stock will vote on an “as converted” basis with the Common Stock to the fullest extent permitted by law.

Operational and Liquidity Review	•	Beginning on March 1, 2011, Teamsters National Freight Industry Negotiating Committee of the IBT (“TNFINC”) and advisors for the Joint Labor Management Committee, the Informal Lender Group (defined below) and the Agent shall have all reasonably necessary access to the Company’s senior management team, Alvarez & Marsal, Rothschild and its other non-legal advisors and personnel, and to information necessary to conduct a detailed operational and liquidity review of the Company.

Pension Plans	•	All pension plans that the Company sponsors or contributes to shall remain unaffected with the exception of the Pension Note Extension Agreement.

Senior Management Support	•	The Company shall expand the role of Alvarez & Marsal, the Company’s current advisor, and/or other specific individuals, in each case, to supplement the Company’s current senior management team in a manner that is satisfactory to the Steering Group (defined below), TNFINC and the Agent, each in their sole discretion.

Management Incentive Plan	•	A new management equity incentive plan (the “Management Incentive Plan”) will be implemented as soon as reasonably practicable after the Closing Date to provide designated members of post-Restructuring management with New Common Stock and/or stock option awards, exercisable for New Common Stock. The Management Incentive Plan will contain terms and conditions that shall be determined by the board of directors of reorganized YRC Worldwide Inc. (the “New Board”).

CEO and CFO Search Process	•	A five (5) person committee was formed to identify candidates to be the chief executive officer and chief financial officer of reorganized YRC Worldwide Inc. (“New Candidates”), which committee consists of three (3) representatives of the Steering Group, a representative of TNFINC, and a representative of the Agent. The Company has retained and is compensating a professional search firm selected by the committee to assist the committee. The Company will continue to provide the committee and New Candidates reasonable access to information and members of senior management.

New Board of Directors	•	The New Board shall consist of nine (9) members, initially to be elected or designated by the present members of the Board of Directors as “continuing directors”: six (6) members of the New Board shall be nominated by the Steering Group and the Agent, two (2) members shall be nominated by TNFINC and one (1) member shall be the post-Restructuring Chief Executive Officer of YRC Worldwide Inc. Both members nominated by TNFINC shall be “Independent Directors” (defined as a person (i) other than a former or current officer, director, employee or member of IBT and (ii) who has been determined by the Board to be an “Independent Director” as defined in Nasdaq Listing Rule 5605(a)(2) and to meet the independence requirements of Rule 10A-3(b)(1) under the Securities

Exchange Act of 1934, as amended). The corporate governance documents of reorganized YRC Worldwide Inc. shall determine election/appointment of successor members of the board of directors.

	•	TNFINC shall be issued one share of new Series A Preferred Stock entitling it to elect its two (2) nominees as directors.

	•	One of the two members elected by TNFINC shall serve on each of the governance, audit, finance and compensation committees of the New Board. Subject to applicable stock exchange or regulatory requirements where the committee is required to make decisions, decisions of any committee that are material to the business or operations of the Company, taken as a whole, are subject to ratification by the full New Board other than with respect to ministerial functions such as pricing of securities offerings.

	•	The chairman of the New Board will be a director other than the post-Restructuring chief executive officer.

Tax Structure	•	The Company shall consult with the Parties on tax issues and matters of tax structure related to the Restructuring and all tax-related decisions in the Restructuring shall be acceptable to each of the Consenting Parties in their sole discretion. For purposes of this Term Sheet, the “Consenting Parties” are: (i) YRC, (ii) the TNFINC, (iii) to the extent a “Consenting Party” under the Credit Agreement, the steering group (the “Steering Group”) of the Informal Group of Unaffiliated Lenders represented by Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey Capital, Inc. (the “Informal Lender Group”) and (iv) the Agent.

Indemnification	•	The Company will jointly and severally indemnify and hold harmless TNFINC, the Informal Lender Group (including the Steering Group) and its members, the Agent, and their affiliates and the officers, directors, employees, representatives, successors, permitted assigns, attorneys, advisors and agents of any of the foregoing (the “Indemnitees”) from and against any claims, demands, judgments, actions or causes of action, liabilities, obligations, damages, losses, deficiencies, assessments, costs, fines, penalties, interest and expenditures (including the reasonable fees and out-of-pocket expenses of counsel) suffered or incurred by any Indemnitee arising out of, based upon, attributable to or resulting from: (i) any breach or inaccuracy of any representation or warranty made by the Company in the Restructuring or any certificate delivered pursuant to the Restructuring; (ii) any breach or failure by the Company to perform any of their respective covenants or obligations contained in the restructuring; or (iii) any legal proceedings relating to or arising out of the Restructuring or the Transactions contemplated therein, in each case, except to the extent of the gross negligence or willful misconduct of an Indemnitee (as finally determined by a court of competent jurisdiction).

Fees of the Parties	•	On or before the Closing Date and in accordance with the respective engagement letters or the Credit Agreement, YRC will have paid, or caused to be paid, all invoiced costs and expenses incurred by the Parties, including, but not limited to, the fees and expenses of (i) Akin Gump Strauss Hauer & Feld LLP, Robert Hall and Houlihan Lokey Capital, Inc. in connection with their representation of the

Informal Lender Group, (ii) all reasonable out-of-pocket expenses of the Informal Lender Group, (iii) Stroock & Stroock & Lavan LLP, Sidley Austin LLP and Compass Lexecon in connection with their representation of the Agent, (iv) Willkie Farr & Gallagher LLP and MAEVA Advisors, LLC in connection with their representation of the Joint Management and Labor Committee, and (v) Kirkland & Ellis LLP, Alvarez & Marsal, and Rothschild in connection with their representation of the Company.

Definitive Documents	•	This Term Sheet is non-binding and indicative. Any final agreement will be subject to definitive agreements, offering memoranda and other documents necessary to effectuate the Restructuring, including, but not limited to, the Pension Note Extension Agreement, ABL Facility, Restructured Convertible Secured Notes Indenture, Exchange Offer, New Money Convertible Secured Notes Offering, New Money Convertible Secured Notes Indenture, Amended Term Loan, the Restructuring Support Agreement, any intercreditor agreement and the corporate governance documents of reorganized YRC Worldwide Inc. (collectively, the “Definitive Documents”), each consistent with the terms of this Term Sheet and otherwise in form and substance acceptable to the Consenting Parties, each in their sole discretion. The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein, including, without limitation, a material adverse change clause consistent with the terms of this Term Sheet.

Other Terms	•	This Term Sheet is subject to the following:

(i)

The Definitive Documents annexed to the Restructuring Support Agreement shall be in substantially final form on or before April 22, 2011, which date may be extended upon the approval of each of the Company, the Agent and the Steering Group, each in their sole discretion, and which Definitive Documents shall be in form and substance and with such changes acceptable to the Consenting Parties, each in their sole discretion;

		(ii)	An agreement to support the Restructuring shall be signed by Lenders holding at least 90% in principal amount of loans and commitments outstanding under the Credit Agreement on or before April 29, 2011, which support agreement shall be in form and substance acceptable to the Consenting Parties, each in their sole discretion;

		(iii)	On or before April 29, 2011, TNFINC shall (a) provide all necessary consents to the Restructuring required by the Agreement for the Restructuring of the YRC Worldwide, Inc. Operating Companies (the “MOU”), which consents shall be unqualified and non-contingent, and (b) contingent only upon the occurrence of the Closing Date, waive any termination, modification or similar rights under the MOU such that the collective bargaining agreement shall be fully binding on the parties thereto for its specified term;

		(iv)	On or before April 29, 2011, each of the Pension Fund Entities (as defined in the Pension Note) shall have consented to the Pension Note Extension Agreement;

(v)	The Exchange Offer and New Money Convertible Secured Notes Offering being consummated on or before July 22, 2011 (the “Closing Date”); and

(vi)	No Material Adverse Effect shall have occurred. “Material Adverse Effect” shall mean any material adverse change, circumstance, effect, event, occurrence, state of facts or development (each, a “material adverse change”) since December 31, 2010 that, either alone or in combination, has had or is reasonably likely to have a short term or long term material adverse effect on (i) the financial condition, business, results of operations, assets or liabilities of the Company, whether or not arising from transactions in the ordinary course or (ii) the ability of the Company to perform its obligations under this Term Sheet and/or any of the Definitive Documents, in each case as determined in writing by 66 2/3% of the aggregate amount of outstanding Credit Agreement Claims of the Lenders who have executed the Restructuring Support Agreement; provided, however, that a Material Adverse Effect shall not be deemed to have occurred if such material adverse change was disclosed by the Company in any public filing prior to April 21, 2011.